UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2009
LAMAR ADVERTISING COMPANY
LAMAR MEDIA CORP.
(Exact name of registrants as specified in their charters)

Delaware	0-30242	72-1449411
Delaware	1-12407	72-1205791
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)
5551 Corporate Boulevard, Baton Rouge, Louisiana 70808
(Address of principal executive offices and zip code)
(225) 926-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
On March 20, 2009, Lamar Advertising Company (“Lamar Advertising”) announced that it has agreed to sell $350,000,000 aggregate principal amount ($314,926,500 gross proceeds) of 9 3/4% Senior Notes due 2014 through an institutional private placement by its wholly owned subsidiary Lamar Media Corp. (“Lamar Media”). In the final offering memorandum distributed to investors in connection with the private placement, Lamar Media disclosed the following updated information:
Risk Factor
Restrictions in our and Lamar Advertising’s debt agreements reduce operating flexibility and contain covenants and restrictions that create the potential for defaults, which could adversely affect our business, financial condition and financial results.
The terms of the indenture relating to the Lamar Advertising’s outstanding notes, our senior credit facility and the indentures relating to our outstanding senior subordinated notes restrict our and Lamar Advertising’s ability to, among other things:
•	incur or repay debt;

•	dispose of assets;

•	create liens;

•	make investments;

•	enter into affiliate transactions; and

•	pay dividends and make inter-company distributions.
The terms of our senior credit facility also restrict us from exceeding a specified total debt ratio and require us to maintain a specified fixed charges coverage ratio.
Our ability to comply with the financial covenants in the senior credit facility (and any similar covenants in future agreements) depends on our operating performance, which in turn depends significantly on prevailing economic, financial and business conditions and other factors that are beyond our control. Therefore, despite our best efforts and execution of our strategic plan, we may be unable to comply with these financial covenants in the future.
Although we and Lamar Advertising are currently in compliance with all financial covenants in our senior credit facility, our operating results have been negatively impacted by the current economic downturn and there can be no assurance that a severe and protracted recession will not further impact our results and, in turn, our ability to meet these requirements in the future. Our senior credit facility requires us to comply with a total leverage ratio of 6.0 to 1. Pro forma for this offering as of December 31, 2008, our total leverage ratio would be approximately 5.6 to 1. We are currently in the process of seeking an amendment to our senior credit facility to increase maximum permitted total leverage ratio maintenance covenant, but we can make no assurance that such an amendment will be obtained on acceptable terms, if at all. If we distribute the proceeds of this offering to Lamar Advertising, fail to obtain this amendment, and the current economic conditions continue or worsen, we anticipate that we would violate this covenant in the second half of 2009. If we fail to comply with our financial covenants, we could be in default under our senior credit facility (which would result in an event of default under the indentures governing our and Lamar Advertising’s outstanding notes and the notes). In the event of such default, the lenders under the senior credit facility could accelerate all of the debt outstanding, could elect to institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any of these events could adversely affect the Company’s business, financial condition and financial results.
In addition, these restrictions reduce our operating flexibility and could prevent us from exploiting investment, acquisition, marketing, or other time-sensitive business opportunities.
Item 8.01. Other Events.
On March 20, 2009, Lamar Advertising issued a press release announcing that it has agreed to sell $350,000,000 aggregate principal amount ($314,926,500 gross proceeds) of 9 3/4% Senior Notes due 2014 through an institutional private placement by Lamar Media. The Company had previously announced a proposed notes offering of $250,000,000 gross proceeds and the offering size was increased to $314,926,500 gross proceeds based on market demand. Subject to customary closing conditions, the closing of the offering is expected on or about March 27, 2009.
The press release is furnished as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein, in accordance with Rule 135c of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit
No.	Description

99.1	Press Release of Lamar Advertising Company, dated March 20, 2009, announcing the pricing of its private placement of senior notes of Lamar Media Corp.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: March 20, 2009	LAMAR ADVERTISING COMPANY
	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer

LAMAR MEDIA CORP.
	By:	/s/ Keith A. Istre
Keith A. Istre
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release of Lamar Advertising Company, dated March 20, 2009, announcing the pricing of its private placement of senior notes of Lamar Media Corp.